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[10.55]      Promissory Note payable to Oliver Washburn, July 18, 1996

                  [Letterhead of Scientific NRG, Incorporated]

                                PROMISSORY NOTE



$10,000                                                          July 18, 1996

On demand, for value received, Scientific NRG, Incorporated ("Maker") promises to pay to the order of Oliver Washburn, ten thousand dollars ($10,000.00), in lawful money of the United States of America, at 171 Wildwood Ave., White Bear Lake, MN 55110, with interest at the rate of 8% per cent per annum.

This note is unsecured.

Should suit be commenced to enforce payment of this note, Maker promises to pay such additional sum as the court may adjudge reasonable as attorney's fees in said suit.

Dated at Tustin, CA this 18th day of July, 1996


Scientific NRG Incorporated



By: /s/ Malcolm L. Fickel
    --------------------------------------
Name: Malcolm L. Fickel
Title: President & Chief Executive Officer